UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 10, 2014

Date of report (Date of earliest event reported)

CRC HEALTH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-135172	73-1650429
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Boulevard, Suite 600, Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip code)

(877) 272-8668

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

On March 10, 2014, CRC Health Corporation (the “Company”), a wholly owned subsidiary of CRC Health Group, Inc., appointed Jerome Rhodes to the position of Chief Executive Officer, effective March 14, 2014. Jerry Rhodes has served as Chief Operating Officer of the Company for the past three years, and previously as the President of the Company’s Recovery Division. In connection with the appointment of Mr. Rhodes as Chief Executive Officer, the Company simultaneously accepted the resignation of Andrew Eckert as Chief Executive Officer and as an officer of the Company, also to become effective March 14, 2014. Mr. Eckert will remain on the Board of Directors of the Company (the “Board”) and will continue to serve as the Chairman of the Board.

Mr. Rhodes, age 56, has been serving as Chief Operating Officer of the Company since May 2011. From September 2007 to May 2011, Mr. Rhodes served as the president of the Company’s recovery division. From January 2004 to September 2007, Mr. Rhodes served as president of the Company’s residential treatment division. From August 2003 to January 2004, he was president of the Company’s eastern division. From September 1993 to February 2003, Mr. Rhodes served as chief executive officer of Comprehensive Addiction Programs, Inc., a behavioral healthcare treatment company. The Company acquired Comprehensive Addiction Programs, Inc. in February 2003. Mr. Rhodes serves as President of the Board of Directors of Kentmere Nursing Home and serves as a member of the Board of Springstone Hospitals LLC. Mr. Rhodes holds a B.A. in business administration from Columbia Union College. There are no family relationships between Mr. Rhodes and any director or executive officer of the Company, and there are no related party transactions between Mr. Rhodes and the Company reportable under Item 404(a) of SEC Regulation S-K.

Any changes to Mr. Rhodes’ compensation in connection with his appointment as Chief Executive Officer have not yet been determined. When any such changes are determined, the material terms of the arrangement will be summarized in an amendment to this Current Report on Form 8-K, as required by Instruction 2 to Item 5.02 of Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 11, 2014

CRC HEALTH CORPORATION

By:	/s/ LEANNE M. STEWART
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer (Principal Financial Officer)